National General Holdings Corp. Reports First Quarter 2014 Results

NEW YORK, May 1, 2014 (GLOBE NEWSWIRE) - National General Holdings Corp. (NASDAQ: NGHC) today reported first quarter 2014 net income of $26.4 million or $0.30 per diluted share, compared to $7.7 million or $0.13 per diluted share in the first quarter of 2013. Operating earnings (1) were $27.8 million or $0.32 per diluted share in the first quarter of 2014, compared to $8.0 million or $0.14 per diluted share in the first quarter of 2013.
First Quarter 2014 Highlights

•
Net written premium grew 228.9% to $567.5 million, driven by the run-off of our third-party quota share, assumed premiums from the Tower Personal Lines Cut-Through Reinsurance Agreement, underlying growth within our P&C business, and continued A&H expansion.

•
The combined ratio was 93.3% (with a loss ratio of 63.0% and an expense ratio of 30.3%), a 3.8 point improvement from a combined ratio of 97.1% in the prior year’s quarter, despite our estimate of a negative impact of approximately 3.3 points from abnormal inclement winter weather.

•
Total revenues grew 92.2% to $409.1 million during the quarter, driven by the aforementioned premium growth, service and fee income growth of 34.6%, and net investment income growth of 42.3%, partially offset by a 78.7% decline in ceding commission income reflecting the run-off of our third-party quota share.

•
Shareholders’ equity was $855.6 million at quarter’s end, growth of 33.1% from year-end 2013 primarily reflecting our February equity offering, while fully diluted book value per share was $9.06, or 23.1% growth from the first quarter of 2013. Annualized operating ROE was 15.0% for the first quarter.

•
During the first quarter, we announced the Tower Group Personal Lines transaction. We believe this transaction will provide National General with a broader product mix including homeowners and umbrella coverages, an enhanced geographic footprint, and added competitive strength with the ability to bundle several personal lines P&C products, as well as our existing and growing A&H offerings, to our customers. We expect the transaction to close in the summer of 2014, pending the receipt of regulatory approvals.

•
On February 19, 2014, we completed a follow-on 144A equity offering of 13.6 million shares at $14.00 per share, generating total net proceeds of $178.5 million. Our common stock was listed on the NASDAQ Global Market on February 20, 2014 under the ticker symbol NGHC.

Michael Karfunkel, National General's Chairman and Chief Executive Officer stated: “We are pleased with our first quarter results, which demonstrate our earnings potential and provide an attractive return for our shareholders. The quarter's results included strong top line growth, both organically and from recent transactions, solid underwriting profitability as evidenced by our 93.3% combined ratio despite difficult winter weather during the quarter, and an excellent 15.0% annualized ROE. The quarter also saw several milestones for National General, including: a follow-on 144A offering, becoming a publicly traded company by listing our shares on NASDAQ, completing the transition of 100% of our policies to our new policy administration system, and the announcement of the Tower Group International Personal Lines transaction. I am very excited about what this transaction brings to National General, and believe it is a compelling opportunity that will enable us to deliver strong shareholder returns both throughout 2014 and in the coming years."

Overview of First Quarter 2014 as Compared to First Quarter 2013

Gross written premium grew 80.7% to $646.1 million, net written premium grew 228.9% to $567.5 million, and net earned premium grew 135.2% to $357.9 million. Our premium growth was driven by several factors, including: (1) a continued increase in net-to-gross retention due to the run-off of our third party quota share, (2) additional net written premium of $236.3 million (including $158.8 million of unearned premium reserve transfer and $77.4 million of new and renewal business) from the Cut-Through Reinsurance Agreement related to Tower Group Personal Lines Insurance Operations, (3) underlying growth within our P&C segment, and (4) continued expansion of our A&H segment, where net written premium grew by more than $32 million from the prior year’s quarter due predominantly to our reinsurance of premiums managed by EuroAccident.

Ceding commission income decreased 78.7% to $5.4 million, reflecting the run-off of our third party quota share.

Service, fees, and other income grew 34.6% to $36.7 million, predominantly reflecting growth within the A&H segment driven by EuroAccident, as well as modest growth within the P&C segment.

The combined ratio was 93.3% with a loss ratio of 63.0% and an expense ratio of 30.3%, versus a prior year combined ratio of 97.1% with a loss ratio of 67.8% and an expense ratio of 29.2%. The quarter’s improved loss ratio was primarily driven by business mix changes. We estimate a negative impact of approximately 3.3 points on the first quarter 2014 loss ratio (or 3.6 points on the P&C loss ratio) relating to inclement winter weather losses in excess of the normal 5-year average first quarter loss pattern. The first quarter 2014 expense ratio of 30.3% increased from 29.2% in the prior year’s quarter due primarily to increased expenses related to our continued investment in the expansion of our A&H business.

Investment income, excluding net realized gains and losses, grew 42.3% to $9.2 million, reflecting an increase in the size of our investment portfolio. First quarter 2014 results included no impact from net realized investment gains or losses compared with a gain of $1.7 million in the first quarter 2013. Total cash, cash equivalents and investments of $1.43 billion increased 28.0% from $1.12 billion at year-end 2013, largely due to the addition of $178.5 million of net proceeds from our February 144A follow-on offering.

Equity in earnings of unconsolidated subsidiaries (predominantly our investment in Life Settlement Entities) was $1.1 million in the quarter versus a loss of $0.8 million in the prior year’s quarter.

Interest expense of $0.6 million increased from $0.3 million for the first quarter 2013 due to an increased amount of debt on our balance sheet. Debt was $79.9 million as of March 31, 2014, up from $60.9 million at March 31, 2013, but down slightly from $81.1 million at December 31, 2013.

Shareholders' equity of $855.6 million increased 33.1% from $642.9 million at year end 2013, driven by the addition of proceeds from our 144A follow-on offering as well as the quarter's retained income. Fully diluted book value per share was $9.06, growth of 13.3% from December 31, 2013, or 23.1% growth from March 31, 2013. Annualized operating ROE was 15.0% for the first quarter.

Additional Items

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On January 6, 2014 we announced an agreement to acquire the renewal rights and assets of the personal lines insurance operations of Tower Group International, Ltd in connection with an agreement simultaneously entered into by ACP Re Ltd. to acquire Tower Group International, Ltd. On April 14, 2014, we announced a modification to the structure of the Tower Group International Personal Lines transaction with ACP Re. For additional information, please see our 8-K filed on April 14, 2014. Additionally, we entered into a 100% quota share reinsurance agreement with a cut-through endorsement (the "Cut-Through Reinsurance Agreement") on most of Tower's in-force personal lines policies and on new and renewal personal lines business, which was effective as of January 1, 2014. We have assumed 100% of Tower’s unearned premium reserves with respect to in-force personal lines policies, net of reinsurance already in effect. We will pay a 20% ceding commission with respect to unearned premium assumed and a 22% ceding commission with respect to new and renewal business after January 1, 2014 and up to a 4% claims handling expense reimbursement to Tower on all Tower premium subject to the Cut-Through Reinsurance Agreement. The economic impact of this Cut-Through Reinsurance Agreement is reflected in our first quarter financial results.

•
In November 2013, we entered into a purchase agreement to acquire Personal Express Insurance Company (“Personal Express”), a California domiciled personal auto and home insurer from Sequoia Insurance Company, an affiliate of AmTrust Financial Services, Inc. The purchase price is approximately $22 million, subject to certain adjustments based on statutory surplus at closing. Personal Express had approximately $16 million of direct written premium in 2013. The transaction closed on April 1, 2014.

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In April 2013, we acquired EuroAccident Health and Care Insurance Aktiebolag (“EHC”), a Swedish group life and health insurance provider focused on health insurance that operates as a Managing General Agent. On January 1, 2014, our European insurance subsidiary began reinsuring all business placed by EHC; commencing on April 1, 2014, all new and renewal policies placed by EHC will be underwritten by our European insurance subsidiaries.

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During the quarter, we completed the process of transitioning 100% of our policies to our new policy administration system (NPS). We launched NPS on a limited basis in January 2011, and have since integrated NPS across all lines of our P&C business. As of February 2014, all of our P&C policies are administered on NPS and we have retired the three legacy systems.

Conference Call
On Thursday, May 1, 2014 at 11:00 AM ET, Chairman and CEO Michael Karfunkel and CFO Mike Weiner will review these results via a conference call that may be accessed as follows:

Toll-Free Dial-in:         888-267-2860
Toll Dial-in (outside the U.S.):     973-413-6102
Conference Entry Code:        842046
Webcast Registration:         http://ir.nationalgeneral.com/events.cfm
A replay of the conference call will be accessible from 2:00 PM ET on Thursday, May 1, 2014 to 11:59 PM ET on Thursday, May 8, 2014 by dialing either 888-267-2860 (toll-free) within the U.S. or 973-413-6102 outside the U.S. and entering passcode 842046. In addition, a replay of the webcast can also be retrieved at http://ir.nationalgeneral.com/events.cfm.

About National General Holdings Corp.
National General Holdings Corp., headquartered in New York City, is a specialty personal lines insurance holding company. Through its subsidiaries, which trace their roots to 1939 and have a financial strength rating of A- (excellent) from A.M. Best, the Company provides personal and commercial automobile, recreational vehicle, motorcycle, homeowners’, supplemental health, and other niche insurance products.

Forward Looking Statements
This news release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the effect of the performance of financial markets on our investment portfolio, estimates of the fair value of life settlement contracts, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, changes in the demand for our products, our degree of success in integrating acquired businesses, the effect of general economic conditions, state and federal legislation, regulations and regulatory investigations into industry practices, risks associated with conducting business outside the United States, developments relating to existing agreements, disruptions to our business relationships, breaches in data security or other disruptions involving our technology, heightened competition, changes in pricing environments, and changes in asset valuations. The forward-looking statements contained in this news release are made only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statements except as may be required by law. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in the Company's filings with the Securities and Exchange Commission.

Income Statement
$ in thousands
(Unaudited)

	Three Months Ended March 31,
	2014	2013
Revenues:
Gross written premium	$646,142	$357,613
Ceded premiums (includes $30,277 and $144,100 to related parties in 2014 and 2013, respectively)	(78,657)	(185,097)
Net written premium	567,485	172,516
Change in unearned premium	(209,633)	(20,360)
Net earned premium	357,852	152,156
Ceding commission income (primarily related parties)	5,370	25,257
Service and fee income	36,706	27,262
Net investment income	9,214	6,473
Net realized gain on investments	—	1,698
Other than temporary impairment loss	—	—
Other revenue	7	16
Total revenues	$409,149	$212,862

Expenses:
Loss and loss adjustment expense	$225,347	$103,202
Acquisition costs and other underwriting expenses	74,373	30,210
General and administrative	76,199	66,809
Interest expense	593	343
Total expenses	$376,512	$200,564

Income before provision for income taxes and equity in earnings (losses) of unconsolidated subsidiaries	32,637	12,298
Provision for income taxes	7,336	3,771
Income before equity in earnings (losses) of unconsolidated subsidiaries	25,301	8,527

Equity in earnings (losses) of unconsolidated subsidiaries	1,123	(811)
Net income	$26,424	$7,716
Less: net income attributable to non-controlling interest	32	44
Net income attributable to NGHC	$26,392	$7,672

Less: cumulative dividends on preferred shares	—	1,262
Income available to common stockholders	$26,392	$6,410

Earnings and Per Share Data
$ in thousands, except shares and per share data
(Unaudited)

	Three Months Ended March 31,
	2014	2013
Net income attributable to NGHC	$26,392	$7,672
Basic net income per share	$0.31	$0.14
Diluted net income per share	$0.30	$0.13

Operating earnings attributable to NGHC(1)	$27,751	$8,007
Basic operating earnings per common share(1)	$0.32	$0.18
Diluted operating earnings per common share(1)	$0.32	$0.14

Dividends declared per common share	$0.01	$—

Weighted average number of basic shares outstanding	85,774,057	45,554,570
Weighted average number of diluted shares outstanding	86,884,898	58,779,309

Shares outstanding, end of period	93,344,400	45,554,570
Fully diluted shares outstanding, end of period	94,455,241	58,779,309

Book value per share	$9.17	$9.49
Fully diluted book value per share	$9.06	$7.36
Tangible book value per share	$7.39	$6.05
Fully diluted tangible book value per share	$7.30	$4.69

Reconciliation of Net Income to Operating Earnings (Non-GAAP)
$ in thousands, except per share data
(Unaudited)

	Three Months Ended March 31,
	2014	2013

Net income attributable to NGHC	$26,392	$7,672
Add (subtract) net of tax:
Net realized gain (loss) on investments	—	(1,104)
Other than temporary impairment losses	—	—
Equity in earnings of unconsolidated subsidiaries	(730)	527
Non cash amortization of intangible assets	2,089	912
Operating earnings attributable to NGHC	$27,751	$8,007
Operating earnings per common share:
Basic operating earnings per common share	$0.32	$0.18
Diluted operating earnings per common share	$0.32	$0.14

Balance Sheet
$ in thousands
(Unaudited)

	March 31, 2014	December 31, 2013
ASSETS	(unaudited)	(audited)
Investments:
Fixed maturities, available-for-sale, at fair value (amortized cost $1,080,464 and $757,188)	$1,105,404	$766,589
Equity securities, available-for-sale, at fair value (cost $6,939 and $6,939)	6,241	6,287
Short-term investments	—	—
Equity investment in unconsolidated subsidiaries	135,827	133,193
Other investments	3,242	2,893
Securities pledged (amortized cost $71,067 and $133,013)	70,740	133,922
Total investments	1,321,454	1,042,884
Cash and cash equivalents	108,352	73,823
Accrued interest	9,693	9,263
Premiums and other receivables, net	684,064	449,252
Deferred acquisition costs	99,093	60,112
Reinsurance recoverable on unpaid losses (2)	927,475	950,828
Prepaid reinsurance premiums	57,570	50,878
Due from affiliate	10,400	4,785
Premises and equipment, net	29,562	29,535
Intangible assets, net	83,096	86,564
Goodwill	82,652	70,351
Prepaid and other assets	8,663	9,240
Total assets	$3,422,074	$2,837,515
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Unpaid loss and loss adjustment expense reserves	$1,315,479	$1,259,241
Unearned premiums	692,557	476,232
Unearned service contract and other revenue	8,958	7,319
Reinsurance payable (3)	117,733	93,534
Accounts payable and accrued expenses	183,407	91,143
Securities sold under agreements to repurchase, at contract value	66,993	109,629
Securities sold but not yet purchased, at market value	—	—
Deferred tax liability	36,970	24,476
Income tax payable	19,015	1,987
Notes payable	79,874	81,142
Other liabilities	45,498	49,945
Total liabilities	$2,566,484	$2,194,648
Stockholders’ equity:
Common stock (4)	$933	$797
Preferred stock (5)	—	—
Additional paid-in capital	615,927	437,006
Retained earnings	223,012	197,552
Accumulated other comprehensive income	15,599	7,425
Total National General Holdings Corp. stockholders' equity	855,471	642,780
Non-controlling interest	119	87
Total stockholders’ equity	855,590	642,867
Total liabilities and stockholders’ equity	$3,422,074	$2,837,515

Segment Information
$ in thousands
(Unaudited)

	Three Months Ended March 31,
	2014			2013
	P&C	A&H	Total	P&C	A&H	Total
Revenues:
Gross written premium	$606,608	$39,534	$646,142	$350,298	$7,315	$357,613
Ceded gross premium written	(78,609)	(48)	(78,657)	(185,092)	(5)	(185,097)
Net written premium	527,999	39,486	567,485	165,206	7,310	172,516
Change in unearned premiums	(200,779)	(8,854)	(209,633)	(20,359)	(1)	(20,360)
Net earned premium	327,220	30,632	357,852	144,847	7,309	152,156

Ceding commission income (primarily related parties)	5,370	—	5,370	25,257	—	25,257
Service, fees, and other income	21,673	15,033	36,706	21,050	6,212	27,262
Total revenue	$354,263	$45,665	$399,928	$191,154	$13,521	$204,675

Expenses:
Loss and loss adjustment expense	$209,430	$15,917	$225,347	$95,973	$7,229	$103,202
Acquisition costs and other	55,773	18,600	74,373	25,681	4,529	30,210
General and administrative	63,521	12,678	76,199	63,825	2,984	66,809
Total expenses	328,724	47,195	375,919	185,479	14,742	200,221

Underwriting income (loss)	25,539	(1,530)	24,009	5,675	(1,221)	4,454

Non cash amortization of intangible assets	843	2,370	3,213	1,075	328	1,403
Underwriting income (loss) before non cash amortization of intangible assets	$26,382	$840	$27,222	$6,750	$(893)	$5,857

Underwriting ratios
Loss and loss adjustment expense ratio (6)	64.0%	52.0%	63.0%	66.3%	98.9%	67.8%
Operating expense ratio (Non-GAAP) (7,8)	28.2%	53.0%	30.3%	29.8%	17.8%	29.2%
Combined ratio (Non-GAAP) (7,9)	92.2%	105.0%	93.3%	96.1%	116.7%	97.1%

Underwriting ratios (before amortization)
Loss and loss adjustment expense ratio (6)	64.0%	52.0%	63.0%	66.3%	98.9%	67.8%
Operating expense ratio (Non-GAAP) (7,10)	27.9%	45.3%	29.4%	29.1%	13.3%	28.3%
Combined ratio (Non-GAAP) (7,9)	91.9%	97.3%	92.4%	95.3%	112.2%	96.2%

NOTE: Loss and loss adjustment expense ratio and operating expense ratio may not sum to combined ratio due to rounding.

Reconciliation of Operating Expense Ratio and
Operating Expense Ratio Before Amortization (Non-GAAP)
$ in thousands
(Unaudited)

	Three Months Ended March 31,
	2014			2013
	P&C	A&H	Total	P&C	A&H	Total
Operating expense ratio (Non-GAAP)
Total underwriting expenses	$328,724	$47,195	$375,919	$185,479	$14,742	$200,221
Less: Loss and loss adjustment expense	209,430	15,917	225,347	95,973	7,229	103,202
Less: Ceding commission income	5,370	—	5,370	25,257	—	25,257
Less: Service, fees and other income	21,673	15,033	36,706	21,050	6,212	27,262
Operating expense	92,251	16,245	108,496	43,199	1,301	44,500
Net earned premium	$327,220	$30,632	$357,852	$144,847	$7,309	$152,156
Operating expense ratio (Non-GAAP)	28.2%	53.0%	30.3%	29.8%	17.8%	29.2%

Operating expense ratio before amortization (Non-GAAP)
Total underwriting expenses	$328,724	$47,195	$375,919	$185,479	$14,742	$200,221
Less: Loss and loss adjustment expense	209,430	15,917	225,347	95,973	7,229	103,202
Less: Ceding commission income	5,370	—	5,370	25,257	—	25,257
Less: Service, fees and other income	21,673	15,033	36,706	21,050	6,212	27,262
Less: Non cash amortization of intangible assets	843	2,370	3,213	1,075	328	1,403
Operating expense before amortization	91,408	13,875	105,283	42,124	973	43,097
Net earned premium	$327,220	$30,632	$357,852	$144,847	$7,309	$152,156
Operating expense ratio (Non-GAAP)	27.9%	45.3%	29.4%	29.1%	13.3%	28.3%

Gross Written Premium by Business Line
$ in thousands
(Unaudited)

	Three Months Ended March 31,
				% of Total NGHC
	2014	2013	% Change	2014	2013
Property & Casualty
Personal Auto	$348,684	$281,801	23.7%	54.0%	78.8%
Homeowners	182,067	—	—	28.2%	—%
RV/Packaged	38,545	38,946	(1.0)%	6.0%	10.9%
Commercial Auto	34,284	27,991	22.5%	5.3%	7.8%
Other	3,028	1,560	94.2%	0.5%	0.4%
Property & Casualty Total	606,608	350,298	73.2%	93.9%	98.0%

Accident & Health	39,534	7,315	440.4%	6.1%	2.0%

Total National General	$646,142	$357,613	80.7%	100.0%	100.0%

NOTE: Percentage totals may not sum due to rounding.

Additional Disclosures

(1) References to operating earnings and basic and diluted operating EPS are Non-GAAP financial measures defined by the Company as net income and basic earnings per share excluding after-tax net realized investment gain or loss on securities, equity in earnings (losses) of unconsolidated subsidiaries, and non-cash amortization of intangible assets. Please see the Non-GAAP Financial Measures table within this release for important information about the use of these Non-GAAP measures and their reconciliation to GAAP.
(2) Reinsurance recoverable on paid losses includes $152,212 and $176,241 from related parties at March 31, 2014 and December 31, 2013, respectively.
(3) Reinsurance payable includes $71,366 and $76,360 to related parties at March 31, 2014 and December 31, 2013, respectively.
(4) Common stock: $0.01 par value - authorized 150,000,000 shares, issued and outstanding 93,344,400 shares - March 31, 2014; authorized 150,000,000 shares, issued and outstanding 79,731,800 shares - December 31, 2013.
(5) Preferred stock: $0.01 par value - authorized 10,000,000 shares, issued and outstanding 0 shares - March 31, 2014 and December 31, 2013.
(6) Loss and loss adjustment expense ratio is calculated by dividing loss and loss adjustment expenses by net earned premium.
(7) Operating expense ratio and combined ratio are considered non-GAAP financial measures under applicable SEC rules because a component of those ratios, operating expense, is calculated by offsetting acquisition and other underwriting costs and general and administrative expense by ceding commission income and service fee income. Management uses operating expense ratio (non-GAAP) and combined ratio (non-GAAP) to evaluate financial performance against historical results and establish targets on a consolidated basis. Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by National General. Please see the Non-GAAP Financial Measures table within this release for important information about the use of these Non-GAAP measures and their reconciliation to GAAP.
(8) Operating expense ratio (non-GAAP) is calculated by dividing operating expense by net earned premium. Operating expense consists of the sum of acquisition and other underwriting costs and general and administrative expense less ceding commission income and service and fee income.
(9) Combined ratio (non-GAAP) is calculated by adding the loss and loss adjustment expense ratio and the operating expense ratio (non-GAAP) together.
(10) Operating expense ratio (non-GAAP) before amortization is calculated by dividing the operating expense before amortization by net earned premium. Operating expense before amortization consists of the sum of acquisition and other underwriting costs and general and administrative expense less ceding commission income and service and fee income less non cash amortization of intangible assets.

Investor Contact
Dean Evans
Director of Investor Relations
Phone: 212-380-9462
Email: Dean.Evans@NGIC.com